EXHIBIT 15
ACCOUNTANTS’ LETTER RE: UNAUDITED FINANCIAL INFORMATION
The Board of Directors and Stockholders
Sanderson Farms, Inc.
We are aware of the incorporation by reference in the Registration Statements (Form S-8 No. 33-67474 and Form S-8 No. 333-92412) pertaining to the Sanderson Farms, Inc. and Affiliates Stock Option Plan, the Registration Statements (Form S-8 No. 333-123099 and Form S-8 No. 333-172315) pertaining to the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan, and the Registration Statement (Form S-3 No. 333-199220) of our report dated May 28, 2015 relating to the unaudited condensed consolidated interim financial statements of Sanderson Farms, Inc. that are included in its Form 10-Q for the quarter ended April 30, 2015.
/s/ Ernst and Young LLP
New Orleans, Louisiana
May 28, 2015